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                                                          Exhibit A(10)

                            Startt Acquisition, Inc.
                        c/o Lawrence Ruben Company, Inc.
                         600 Madison Avenue, 20th Floor
                            New York, New York 10022


                 STARTT ACQUISITION, INC. EXTENDS TENDER OFFER
                    FOR COMMON STOCK OF STARRETT CORPORATION

         New York, New York -- December 8, 1997 -- Startt Acquisition, Inc. (the "Purchaser") today announced that it is extending its previously announced $12.25 per share cash tender offer for all outstanding shares of Starrett Corporation ("Starrett") (AMEX: SHO) until 12:00 midnight, New York City time, on December 9, 1997.

         According to the depositary for the tender offer, 6,096,613 shares, representing approximately 97% of the shares outstanding, had been tendered and not withdrawn pursuant to the tender offer as of the close of business on December 5, 1997, the previous expiration date for the tender offer.

         The purpose of the extension is to provide additional time for Starrett and the Purchaser to complete the matters necessary for the consummation of the transaction.

         The Purchaser, a New York corporation, is a wholly-owned subsidiary of Startt Acquisition, LLC, a Delaware limited liability company.